Capital City Bank Group, Inc.
                Code of Ethics for the Chief Executive Officer
                        and Senior Financial Officers

Preamble

Capital City Bank Group, Inc. (the "Company") is committed to the highest ethical standards and to conducting its business with the utmost integrity. An unwavering adherence to high ethical standards provides a strong foundation on which the Company's business and reputation can thrive, and is integral to creating and sustaining a successful, high-caliber company. The Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller and persons performing similar functions (collectively, the "Senior Officers") are subject to this Code of Ethics. The obligations of this Code of Ethics supplement, but do not replace, the Associate Code of Conduct applicable to all employees and executive officers. In accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and in recognition of their critical role in proper corporate governance, the Senior Officers shall be subject to the following conditions and requirements.

A.  Standard of Conduct

The Senior Officers are expected to carry out their responsibilities honestly and with the utmost integrity, exercising at all times their best independent judgment.

B.  Conflicts of Interest

The Company prohibits personal conflicts of interest unless the Company's Audit Committee has approved them. In particular, a Senior Officer may not exploit his or her position with the Company to obtain an improper personal benefit for his or herself, for his or her family, or for any other person, other than for authorized compensation and benefits, and should avoid even the appearance of such a conflict.

If a Senior Officer becomes aware of a material transaction or relationship in which a conflict of interest may arise, he or she should promptly disclose this matter to the Audit Committee.

C.  Public Disclosure

It is the Company's policy that the information in its public communications, including all filings submitted to the Securities and Exchange Commission (the "SEC"), be full, fair, accurate, timely and understandable. The Senior Officers are responsible for acting in furtherance of this policy. In particular, the Senior Officers must maintain familiarity with the disclosure requirements that apply to the Company. The Senior Officers are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. The Senior Officers must promptly bring to the attention of the Disclosure Committee any material information of which he or she becomes aware that affects or may affect the disclosures made by the Company in its public filings, and to otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in its charter.

D.  Compliance with Laws, Rules and Regulations

It is the Company's policy to comply with all applicable laws, rules and regulations. The Senior Officers should make every effort to ensure that they, and the Company, are in compliance with such laws, rules and regulations.

E.  Internal Controls Deficiencies; Financial Fraud

A Senior Officer must promptly bring to the attention of the Company's Disclosure Committee and its Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of the Company's internal controls over financial reporting that could adversely affect the Company's ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's disclosure controls or internal controls over financial reporting.

F.  Compliance and Reporting

The Senior Officers should strive to identify and raise potential issues before they lead to problems, and should ask the Company's Board of Directors about the application of this Code of Ethics whenever in doubt. If the Senior Officers become aware of any existing or potential violation of this Code of Ethics, they should promptly notify the Company's entire Board of Directors.

G.  Waivers; Filing Form 8-K

There shall be no waiver of any part of this Code of Ethics except by a vote of the Board of Directors. Prior to such a vote, the Board must ascertain whether a waiver is appropriate and ensure that any waiver is accompanied by appropriate controls designed to protect the Company.

As currently required by the SEC, the Company must disclose on Form 8-K any waivers of or changes to this Code of Ethics within five business days after such occurrence (or within any other time period specified by the SEC).

H.  Enforcement and Accountability

The Company's Board of Directors shall determine appropriate actions to be taken in the event of a violation of this Code of Ethics by the Senior Officers. Any such action shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and may include:

   (a) Written notices to the individual involved that the Board has determined that there has been a violation;

   (b) Censure by the Board;

   (c) Demotion or re-assignment of the individual involved;

   (d) Suspension with or without pay or benefits (as determined by the Board); and


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   (e) Termination of the individual's employment.

In determining what action is appropriate in a particular case, the Board of Directors shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or one of repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

Each Senior Officer will be required on an annual basis to certify his or her compliance with this Code of Ethics.

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I have read and understand the Code of Ethics for the Chief Executive Officer
and the Senior Financial Officers and certify that, as of the date hereof, I am in compliance with the terms of the Code.



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